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                                                                    Exhibit 12.1



                                                         ECONOPHONE, INC.
                                              RATIO OF EARNINGS TO FIXED CHARGES

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                                                      For the year ended December 31,              For the quarter ended March 31,
                                            --------------------------------------------------   ----------------------------------
                                            1992       1993       1994       1995       1996         1996        1997        1997
                                                                                                                         (as adj)

Income (loss) before provision for taxes     123        206        799        121      (6,389)       (698)      (2,862)   (2,862)



Fixed charges                                 80         27        128        213        721          42           636        636

                                            --------------------------------------------------   ----------------------------------
                                             203        233        927        334       (5,668)      (656)      (2,226)   (2,226)
                                            --------------------------------------------------   ----------------------------------
                                            --------------------------------------------------   ----------------------------------



FIXED CHARGES:

       Interest                                0          19       103        148         295            9          116     5,487
       Accretion of preferred stock            0           0         0          0          15            0           23        23
       Rent attributable to interest factor   80           8        25         65         130           33           64        64
       Preferred stock dividend                0           0         0          0         281            0          433       433
                                            --------------------------------------------------   ----------------------------------
                                              80          27       128        213         721           42          636     6,007
                                            --------------------------------------------------   ----------------------------------
                                            --------------------------------------------------   ----------------------------------

RATIO OF EARNINGS TO FIXED CHARGES           2.5         8.6       7.2        1.6         N/A          N/A          N/A       N/A
                                            --------------------------------------------------   ----------------------------------
                                            --------------------------------------------------   ----------------------------------

Deficiency of earnings available to          N/A         N/A       N/A        N/A     (5,668)         (656)      (2,226)  (8,233)
  cover fixed charges                       --------------------------------------------------   ----------------------------------
                                            --------------------------------------------------   ----------------------------------


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